SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8–A/A

AMENDMENT NO. 1

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF THE

SECURITIES EXCHANGE ACT OF 1934

DOLLAR THRIFTY AUTOMOTIVE GROUP, INC.
(Exact name of registrant as specified in its charter)

DELAWARE	73-135620
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

5330 East 31st Street Tulsa, OK	74135
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant of Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered

Preferred Share Purchase Rights	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. [ X ]

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following
box. [    ]

Securities Act registration statement file number to which this form relates:	n/a

Securities to be registered pursuant to Section 12(g) of the Act:

None

(Title of Class)

INFORMATION REQUIRED IN REGISTRATION STATEMENT

This Amendment No. 1 to Form 8-A amends and supplements the Form 8-A originally filed by Dollar Thrifty Automotive Group, Inc., a Delaware corporation (the “Company”), on July 24, 1998 (the “Form 8-A”). Unless otherwise indicated, each capitalized term used but not defined herein shall have the meaning assigned to such term in the Form 8-A.

Item 1.	Description of Registrant’s Securities to be Registered.

On August 1, 2008, the Board of Directors of the Company approved and entered into an amendment (the “Amendment”) to the Company’s existing Rights Agreement, dated as of July 23, 1998, by and between the Company and Computershare Trust Company, N.A. (successor rights agent to Harris Trust and Savings Bank), as the Rights Agent, as amended by Amendment No. 1, dated as of November 19, 1998, a copy of which is filed herewith as Exhibit 4.200 and incorporated herein by reference (collectively, the “Rights Agreement”), to extend the Final Expiration Date (as used therein) to August 3, 2009, or if approved by the stockholders of the Company, August 3, 2011.

The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the Amendment, a copy of which is filed herewith as Exhibit 4.201 and incorporated herein by this reference.

Item 2.	Exhibits.

Exhibit No.	Description
4.200

Amendment No. 1 to the Rights Agreement, dated as of November 19, 1998, by and between Dollar Thrifty Automotive Group, Inc. and Computershare Trust Company, N.A. (successor rights agent to Harris Trust and Savings Bank) (as Rights Agent)

4.201

Amendment No. 2 to the Rights Agreement, dated as of August 1, 2008, by and between Dollar Thrifty Automotive Group, Inc. and Computershare Trust Company, N.A. (successor rights agent to Harris Trust and Savings Bank) (as Rights Agent)

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

DOLLAR THRIFTY AUTOMOTIVE GROUP, INC.

By: /s/ SCOTT L. THOMPSON

Scott L. Thompson

Senior Executive Vice President, Chief Financial Officer, Principal Financial Officer and Principal Accounting Officer

Date: August 4, 2008

INDEX TO EXHIBITS

Exhibit No.	Exhibit
4.19

Rights Agreement, dated as of July 23, 1998, by and between Dollar Thrifty Automotive Group, Inc. and Computershare Trust Company, N.A. (successor rights agent to Harris Trust and Savings Bank) (as Rights Agent), which includes the form of Certificate of Designation of Series A Junior Participating Preferred Stock as Exhibit A, the form of Right Certificate as Exhibit B and the Summary of Rights to purchase preferred stock as Exhibit C (previously filed as Exhibit 1 to Dollar Thrifty Automotive Group, Inc.’s Registration Statement on Form 8-A on July 24, 1998)

4.200

Amendment No. 1 to the Rights Agreement, dated as of November 19, 1998, by and between Dollar Thrifty Automotive Group, Inc. and Computershare Trust Company, N.A. (successor rights agent to Harris Trust and Savings Bank) (as Rights Agent)

4.201

Amendment No. 2 to the Rights Agreement, dated as of August 1, 2008, by and between Dollar Thrifty Automotive Group, Inc. and Computershare Trust Company, N.A. (successor rights agent to Harris Trust and Savings Bank) (as Rights Agent)

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